Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into on the 19th day of January, 2009 by and between i2 Technologies, Inc., a Delaware corporation (the “Company”), and Jackson L. Wilson, Jr. (“Executive”).

WHEREAS, Executive has been serving as Chairman of the Company’s board of directors (the “Board”) and as an employee as Executive Chairman as set forth in his employment agreement dated May 21, 2008.

WHEREAS, the Company desires to retain Executive as an employee serving in the additional capacity of President and Chief Executive Officer (the “CEO”) effective as of the Effective Date and Executive desires to accept such employment.

WHEREAS, the Company and the Executive wish to enter into this Agreement to memorialize certain terms regarding the Executive’s employment as set forth herein and therein.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	EMPLOYMENT

1.1. Title and Duties. Effective December 17, 2008 (the “Effective Date”), the Company has named Executive its Chairman, President and CEO, and Executive has accepted such employment, on the terms and conditions set forth herein, commencing as of the Effective Date. In such role, Executive shall assume the following duties and responsibilities, subject to the input and direction of the Board:

(i)	serve as Chairman of the Board, with the authority to call and preside over meetings of the Board;

(ii)	establish the schedule of Board meetings and set the agenda for each such meeting;

(iii)	maintain Board and management alignment with overall strategy ensuring teamwork and effective communication;

(iv)	implement the strategic goals and objectives of the Company and the Board;

(v)	provide direction and leadership toward the achievement of the Company’s philosophy, mission, strategy, and its annual goals and objectives; and

(vi)	support management with strategic customer and employee relations.

1.2. Time and Attention to Services. Executive shall perform and discharge faithfully, diligently and to the best of his ability such duties and responsibilities and shall devote his full-time efforts to the business and affairs of the Company. Executive agrees to promote the best interests of the Company and to take no action that in any way damages the public image or reputation of the Company, its subsidiaries or its affiliates. Executive shall not (i) engage in any activities, or render services to or become associated with any other business or (ii) devote time to other activities which would inhibit or otherwise interfere with the proper performance of his duties, provided, however, that it shall not be a violation of this Agreement for Executive to (A) devote reasonable periods of time to charitable and community activities and industry or professional activities, or (B) manage personal business interests and investments, so long as such activities do not interfere with the performance of Executive’s responsibilities under this Agreement. Executive may, with the prior approval of the Board (or applicable committee), serve on the boards of directors (or other governing body) of other for profit corporations or entities, consistent with this Agreement and the Company’s policies.

1.3. At-Will Employment. Executive’s employment with the Company is “at-will,” and, subject to the terms and conditions of this Agreement, either Executive or the Company may terminate Executive’s employment at any time and for any reason (or for no reason). This at-will employment relationship cannot be changed, modified, rescinded or superseded except pursuant to a writing signed by Executive and an authorized representative of the Company.

2.	COMPENSATION AND BENEFITS

2.1. Base Salary. During the period of Executive’s employment with the Company hereunder (the “Employment Period”), the Company shall pay to Executive a base salary in the annualized gross dollar amount of $500,000 (the “Base Salary”), with payments to be made in accordance with the Company’s standard payment policy and subject to such withholding as may be required by law.

2.2. Annual Bonus. During the Executive’s Employment Period, the Executive will be eligible for an annual target bonus in the dollar amount of $500,000 (the “Annual Bonus”) with payments subject to achieving annual performance targets determined at the sole discretion of the Board’s Compensation Committee in accordance with its guiding principles for setting the Company’s annual performance bonus targets. To the extent payable, the Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company but in no event later than March 15 of the year following the year of performance.

2.3. Vacation. During the Executive’s Employment Period, the Executive will be eligible for four (4) weeks of paid vacation per year.

2.4. Corporate Housing and Accomodation in Dallas. The Company agrees to pay Executive $10,000 per month to pay for travel and housing accommodations. Such payment will be made in equal installments on each monthly payroll date on which the Executive’s base salary is paid. The Executive will be responsible for all taxes with respect to this payment.

2.5. Other Benefits. During the Employment Period, Executive shall be entitled to participate in all group life, health, medical, dental or disability insurance or other health and welfare benefits made available generally to other executives of the Company. If Executive elects to participate in any of such plans, Executive’s portion of the premium(s) will be deducted from Executive’s paycheck.

2.6. Business Expenses. In addition to those payments set forth in Section 2.4 above, the Company shall promptly reimburse Executive for all reasonable and necessary business expenses incurred by Executive in connection with the business of the Company and the performance of his duties under this Agreement upon receipt of reasonable and timely documentation of the expense from the Executive. Executive shall provide such documentation to the Company within ninety (90) days after the later of (i) Executive’s incurrence of each such expense or (ii) Executive’s receipt of the invoice for that expense, and the Company shall reimburse each expense reimbursable hereunder within ten (10) business days following the submission of the requisite documentation for such expense. In no event will such expense be reimbursed after the close of the calendar year following the calendar year in which that expense is incurred. The amount of any such expense reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year and Executive’s right to reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

2.7. Equity Grants. At the next regularly scheduled grant date of equity awards for officers, Executive shall receive performance restricted stock units with respect to 160,513 shares of common stock.

(i)	The performance restricted stock unit award shall vest upon completion of the following as determined by the Compensation Committee in its sole discretion, on or before December 31, 2010:

(A)	Selection and development of a high performing management team resulting in less involvement by the Board in operational matters;

(B)	Improved Shareholder relations;

(C)	Development of a culture of teamwork;

(D)	Improvement in Employee morale; and

(E)	Achievement of scale and sustainability of the Company through:

•	Development of an agreed upon strategy,

•	Succession Planning, and

•	Growth of revenue and profit organically and/or through acquisition, merger or the addition of a product line.

(ii)	The restricted stock units may vest so long as the Executive is President, CEO, Chairman or Executive Chairman of the Company through the vesting date.

(iii)	Upon a Change in Control while the Executive is employed by, or provides services to, the Company, the restricted stock units will vest in full. The remaining terms of the RSU award will be as set forth in the Company’s form Restricted Stock Unit Issuance Agreement under the 1995 Stock Option/Stock Issuance Plan. Any accelerated vesting under this Section 2.7 shall be subject to the limitations set forth in Section 6.1.

3.	CERTAIN DEFINITIONS.

3.1. “Affiliates” means the current or former parents, subsidiaries, predecessors, successors, affiliates and related corporations, limited partnerships and/or limited liability companies.

3.2. “Change in Control” shall mean a change of ownership or control of the Company effected through any of the following events:

(A)	a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those immediately prior to such transaction;

(B)	the sale, transfer or other disposition of all or substantially all of the Company’s assets in complete liquidation or dissolution of the Company;

(C)	the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities; or

(D)	a change in the composition of the Board over the period from the Effective Date and ending on or prior to December 31, 2010 such that a majority of the Board members ceases by reason of one or more contested elections for Board membership, to be comprised of individuals who either (a) have been Board members since the beginning of such period or (b) have been elected or nominated for election as Board members during such period by at least a majority of the Board members who were described in clause (a) or who were previously so elected or approved and who were still in office at the time the Board approved such election or nomination

3.3. “Code” shall mean the Internal Revenue Code of 1986, as amended.

3.4. “Confidential Information” shall mean any information relating to the business or affairs of the Company and its Affiliates, including information obtained by Executive at any time during his employment with the Company, including before and during the course of his performance under this Agreement. Confidential Information includes, without specific limitation, trade secrets, information relating to financial statements, operations manuals, systems manuals, customer profiles, customer preferences, investor identities, employees, suppliers, project designs, project methods, advertising programs, acquisition plans and information, expansion plans and information, target markets, servicing methods, equipment, products, software code, formulae, programs, strategies and information, market analyses, profit margins, pricing information, cost structure, past, current or future marketing strategies, information developed by contractors or consultants, and any other proprietary information used by the Company or its Affiliates; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Executive and that Executive has no reason to believe became known through the unauthorized disclosure of another.

3.5. “Date of Termination” means (A) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination; (B) if the Executive’s employment is terminated by the Company (other than for Cause or Disability) or by the Executive, the expiration of the required notice period (provided, however, that in the event of the Executive’s termination for Good Reason, the Date of Termination shall be determined in accordance with the definition of “Good Reason; and (C) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

3.6. “Disability” shall mean the absence of the Executive from the Executive’s full-time duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

3.7. “Good Reason” shall mean the occurrence of one or more of the following conditions without the consent of the Executive: (A) a material reduction in the scope of the Executive’s duties and responsibilities, (B) a material reduction in the Executive’s base compensation, (C) a material change in the Executive’s principal place of employment or (D) a material breach by the Company of any of its obligations under this Agreement provided that the Executive must (i) provide written notice to the Company of the existence of the act or omission constituting Good Reason within sixty (60) days of the initial existence of such act or omission and (ii) provide the Company with thirty (30) days after receipt of such notice to correct such act or omission. If the Company fails to remedy such condition, the Executive’s termination for Good Reason will occur on the expiration of the cure period. If the Company cures such condition within the applicable cure period, a termination for Good Reason will not be deemed to have occurred.

3.8. “Separation from Service” means the Executive’s separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code and Treasury Regulation Section 1.409A-1(h).

4.	TERMINATION OF EMPLOYMENT:

4.1. Termination without Cause or by the Executive. The Company may, in its sole discretion terminate the Executive’s employment without Cause at any time upon thirty (30) days prior written Notice of Termination. The Executive may, in his sole discretion, terminate his employment with the Company (Other than for Good Reason or following a Change in Control as set forth below) at any time upon thirty (30) days prior written Notice of Termination. The Executive shall also have the right to terminate his employment for Good Reason in accordance with the requirements set forth in this Agreement.

4.2. Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that the Executive is disabled as a result of a Disability, it may give to the Executive written notice in accordance with Section 7.1 of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of the Executive’s duties. If the Executive’s employment terminates as a result of the Executive’s Death or Disability, such termination shall be a termination other than for Cause.

4.3. Termination for Cause. The Company may terminate the Executive’s employment at any time during the Employment Period for Cause. For purposes of this Agreement, “Cause” shall be determined by the Committee in exercise of good faith and reasonable judgment and shall mean (i) a material violation of Company policy or a material breach by the Executive of the Executive’s duties and obligations (other than as a result of incapacity due to physical or mental illness) that is demonstrably willful and deliberate on the Executive’s part, committed in bad faith or without reasonably belief that the action or inaction that constitutes such breach is in the best interests of the Company, and, if subject to being effectively remedied, is not remedied in a reasonable period of time (specified by the Company) after receipt of written notice from the Company specifying such breach of violation (“Notice of Breach”); or (ii) the conviction of the Executive of a felony. If the Company delivers a Notice of Breach to the Executive describing the situation to be remedied and Executive fails to remedy such violation or breach within 60 days, then a Notice of Termination delivered to the Executive subsequent to the Notice of Breach shall become effective in accordance with the provisions specified below.

4.4. Termination following Change in Control. The Executive may terminate his employment with the Company within thirty (30) days following a Change in Control that occurs during the Employment Period by giving ten (10) days prior written Notice of Termination to the Company.

4.5. Notice of Termination: Any termination by the Company for Cause, or by the Executive, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 7.1. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined above) is other than the date of receipt of such notice, specifies the termination date of such notice (with such date to be determined in accordance with the provisions of this Agreement). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstances that supports as showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from later asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder. The Company may not terminate the

Executive’s employment for Cause after the Executive has delivered a Notice of Termination for Good Reason, nor may the Executive terminate employment with Company for Good Reason after Company has delivered a Notice of Termination to the Executive.

4.6. Obligations of the Company upon Certain Terminations.

(i)	If the Company unilaterally terminates the Executive’s employment other than for Cause or the Executive terminates employment for Good Reason, the Company shall pay the Executive the following payments and benefits, provided that (except with respect to the payment under clause (A) below) the Executive has executed the release required under Section 4.8 (the “Release”) and such Release has become effective in accordance with its terms following any applicable revocation period:

(A)	The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the sum of (1) the Executive’s annual base salary up to and including the Date of Termination to the extent not theretofore paid and (2) any accrued vacation pay, to the extent not therefore paid.

(B)	The Company shall pay to the Executive in a lump sum in cash within sixty (60) days following the Executive’s Separation from Service an amount equal to the product of (x) the annual target bonus (if any) for the year in which such Date of Termination occurs and (y) a fraction, the numerator of which is the number of days in the then current fiscal year through the Date of Termination, and the denominator of which is 365.

(C)	The Company shall pay to the Executive a severance payment in an amount equal to the sum of (x) the Executive’s annual base salary in effect on the Date of Termination and (y) the annual target bonus (if any) for the year in which the Date of Termination occurs, subject to reduction as set forth in Section 6.1. Such benefit shall be paid in one lump sum within sixty (60) days after the Executive’s Separation from Service.

(D)	The Company shall pay to the Executive an amount equal to the cost that would be incurred by the Executive if the Executive elected continued health care coverage equal to Executive’s health care benefit elections as of the Date of Termination for the Executive and his spouse and other eligible dependents under Section 4980B of the Code and the regulations thereunder for a period of twelve (12) months measured from the Date of Termination. Such payment shall be made in a lump sum within sixty (60) days after the Executive’s Separation from Service.

All payments shall be subject to the Company’s collection of all applicable withholding taxes.

(ii)	If the Company unilaterally terminates the Executive’s employment for Cause or the Executive terminates employment other than for Good Reason or other than pursuant to Section 4.4, the Company shall only be liable to pay the Executive (A) his Base Salary through the Date of Termination, (B) any accrued expenses and vacation pay to the extent not theretofore paid and (C) benefits under any plan or agreement covering the Executive which shall be governed by the terms of such plan or agreement in compliance with Code Section 409A.

(iii)	Upon the Executive’s termination pursuant to Section 4.4, the Company shall pay the Executive the payments and benefits set forth in Section 4.6(i) above at such times and subject to such conditions as specified Section 4.6(i).

4.7. Accelerated Vesting of Equity Awards: In the event of the Executive’s termination of employment by the Company without Cause or if the Executive terminates employment for Good Reason during the Employment Period, all outstanding equity awards held by the Executive at the time of such termination shall fully vest. Any accelerated vesting under this Section 4.7 shall be subject to the limitations set forth in Section 6.1.

4.8. General Release of Claims required under Termination: As a condition to and in consideration for the Executive’s receipt of any payments or benefits under Section 4.6, the Executive will deliver to the Company a general release of claims in the form attached hereto as Exhibit A.

5.	EMPLOYMENT AND POST-TERMINATION OBLIGATIONS.

5.1. Non-Competition and Noninterference. In consideration of the Company’s promise to provide Confidential Information (as defined in the Company’s Employee Proprietary Information Agreement) to the Executive and other good and valuable consideration set forth herein, the Executive agrees that during the term of his or her employment and for a period of twelve (12) months from the Date of Termination, for whatever reason:

(i)	The Executive shall not provide any services (whether as an employee, agent, consultant, advisor, or independent contractor or in any other capacity, directly or indirectly) to any competitor in a position that has substantially the same function and /or responsibilities as the position occupied by the Executive at the time of the Executive’s Date of Termination. Nor shall the Executive provide any services (whether as an employee, agent, consultant, advisor, or independent contractor or in any other capacity, directly or indirectly) to any competitor in a capacity in which the Executive would be required to use or disclose the Company’s Confidential Information (whether for the benefit of the Executive or the competitor, or to the detriment of the Company). For the purposes of this covenant a competitor shall mean one of the following businesses: Oracle, SAP, Manhattan, JDA, or Red Prairie.

(ii)	The Executive shall not request, advise or suggest to any customer of the Company, nor shall the Executive directly or indirectly assist any other person or entity to request, advise or suggest to any customer of the Company, that the customer curtail, cancel or withdraw its business from the Company or that the customer not expand its relationship with the Company.

(iii)	The Executive shall not directly or indirectly solicit or accept i2-related business of any customer or prospect of the Company with whom the Executive (i) had contact during the Executive’s last twelve (12) months of employment with the Company, or (ii) had access to the Company’s Confidential Information with respect to the customer or prospect during the last twelve (12) months of Executive’s employment with the Company.

(iv)	The Executive shall not solicit or hire any employee of the Company to leave the employ of the Company.

5.2. Nondisclosure. During the Employment Period, the Company promises and agrees to provide Confidential Information to Executive and Executive agrees to retain any Confidential Information in strict confidence, and shall not furnish, make available or disclose to any third party or use for the benefit of himself or any third party any Confidential Information of the Company and/or its

Affiliates, except in the furtherance of his job duties with the Company. Executive shall not, at any time after his employment with the Company has ended (for whatever reason), divulge to any person or entity, directly or indirectly, any Confidential Information, or use any Confidential Information in subsequent employment, business or work of any nature, regardless of when Executive obtained access to or knowledge of such Confidential Information.

5.3. Return of Documents. Executive agrees that if Executive’s employment with the Company is terminated (for whatever reason), Executive shall not take with Executive, but will leave with the Company, all Confidential Information, records, files, memoranda, reports, documents and other information that is the property of the Company, in whatever form (including on computer disk), and any copies thereof, or if such items are not on the premises of the Company, Executive agrees to return such items immediately upon Executive’s termination or any time at the request of the Company. Executive acknowledges that all such items are and remain the property of the Company.

5.4. INJUNCTIVE RELIEF AND ADDITIONAL REMEDY: THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT ANY BREACH OF THE TERMS OF SECTION 5.1, 5.2 OR 5.3 ABOVE WOULD RESULT IN IRREPARABLE INJURY AND DAMAGE TO THE COMPANY FOR WHICH THE COMPANY WOULD HAVE NO ADEQUATE REMEDY AT LAW; THE EXECUTIVE THEREFORE ALSO ACKNOWLEDGES AND AGREES THAT IN THE EVENT OF SUCH BREACH OR ANY THREAT OF BREACH, THE COMPANY SHALL BE ENTITLED TO AN IMMEDIATE INJUNCTION AND RESTRAINING ORDER TO PREVENT SUCH BREACH AND/OR THREATENED BREACH AND/OR CONTINUED BREACH BY THE EXECUTIVE AND/OR ANY AND ALL PERSONS AND/OR ENTITIES ACTING FOR AND/OR WITH THE EXECUTIVE, WITHOUT HAVING TO PROVE DAMAGES, IN ADDITION TO ANY OTHER REMEDIES TO WHICH THE COMPANY MAY BE ENTITLED AT LAW OR IN EQUITY. THE TERMS OF THIS SECTION 5.4 SHALL NOT PREVENT THE COMPANY FROM PURSUING ANY OTHER AVAILABLE REMEDIES FOR ANY BREACH OR THREATENED BREACH HEREOF, INCLUDING BUT NOT LIMITED TO THE RECOVERY OF DAMAGES FROM THE EXECUTIVE.

5.5. The Executive hereby agrees not to defame or disparage the Company or any subsidiary or any executive, director, or officer of the Company or any subsidiary in any medium to any person without limitation in time. The Company hereby agrees that its Board and the executives and officers of the Company or any subsidiary shall not defame or disparage the Executive in any medium to any person without limitation in time. Notwithstanding this provision, either party may confer in confidence with his or its legal representatives and make truthful statements as required by law.

6.	SPECIAL RULES FOR U.S. INCOME TAX COMPLIANCE.

6.1. Limitation of Benefits.

(i)	In the event that any payments or benefits to which the Executive becomes entitled in accordance with the provisions of this Agreement (or any other agreement with the Company or other affiliated company) would otherwise constitute a parachute payment under Section 280G(b)(2) of the Code, then such payments and/or benefits will be subject to reduction to the extent necessary to assure that the Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields the Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed under Code Section 4999 on the payments and benefits provided to the Executive under this Agreement (or on any other payments or benefits to which the Executive may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of his employment with the Company). All calculations required under this Section 6.1 shall be performed by the Company’s independent registered public accounting firm.

(ii)	Should a reduction in benefits be required to satisfy the benefit limit of this Section 6.1, then the aggregate dollar amount of the salary and target bonus payments otherwise due to the Executive under Section 4.6, shall be reduced to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares which would vest on an accelerated basis under each of the Executive’s equity awards pursuant to Section 2.7 or Section 4.7 shall be reduced to the extent necessary to eliminate such excess, with the actual awards to be so reduced to be affected in the chronological order in which the awards were granted.

6.2. Compliance with Section 409A:

(i)	This Agreement is intended to comply with the requirements of Code Section 409A. Accordingly, all provisions herein shall be construed and interpreted to comply with Code Section 409A and if necessary, any such provision shall be deemed amended to comply with Code Section 409A and the regulations thereunder. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by Code Section 409A, to the extent applicable. In no event may the Executive, directly or indirectly, designate the calendar year of a payment. For purposes of Code Section 409A, the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments.

(ii)	Notwithstanding any provision to the contrary in this Agreement, no payments or benefits to which the Executive becomes entitled under Section 4.6 of this Agreement shall be made or paid to the Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s Separation from Service with the Company or (ii) the date of the Executive’s death, if the Executive is deemed, pursuant to procedures established by the Company in accordance with the standards of Code Section 409A and the Treasury Regulations thereunder, to be a “specified employee” within the meaning of that term under Code Section 409A at the time of such Separation from Service and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 6.2 shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them herein. The specified employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year. If the Executive is so identified on any such December 31, the Executive shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year.

7.	MISCELLANEOUS.

7.1. Notices: Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if delivered either personally or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested at the following address:

To the Company:	i2 Technologies, Inc.
11701 Luna Road
Dallas, Texas 75234
Attention: General Counsel

Any notice to the Executive shall be addressed to his home address as set forth at the time in the records of the Company.

7.2. Assignment. Neither the Company nor Executive may assign this Agreement or any rights or obligations hereunder. This Agreement will be binding upon the Company and its successors and assigns. If there is a successor as a result of a Change in Control, the Company shall cause this Agreement to be assumed by the Company’s successor as well as any acquiring or ultimate parent entity, if any, following any Change in Control.

7.3. Governing Law: This Agreement shall be governed and conformed in accordance with the laws of the State of Texas without regard to its conflict of laws provisions. The Executive agrees to appear before and submit exclusively to the jurisdiction of the state and federal courts located in Dallas County, Texas with respect to any controversy, dispute or claim arising out of or relating to the Agreement.

7.4. Severability: Should any provision of this Agreement, excluding the general release language, be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

7.5. Amendment: This Agreement may not be modified, altered or changed except in writing and signed by the Company and the Executive.

7.6. Understanding of Terms: The Executive acknowledges that the Executive has read this Agreement completely, has consulted with or had the opportunity to consult with independent legal counsel of his own choice and has been advised to do so by the Company, and fully understands the terms, nature and effect of this Agreement, which the Executive voluntarily executes in good faith. The Executive acknowledges that the Executive has not relied on any representations, promises, or agreements of any kind made to the Executive in connection with the Executive’s decision to accept this Agreement, except for those set forth in this Agreement.

7.7. Withholding: The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes and other payments as shall be required to be withheld pursuant to any applicable law or regulation.

7.8. Representations. Executive represents and warrants to the Company that there is no restriction or limitation, by reason of any agreement or otherwise, upon Executive’s right or ability to enter into this Agreement and fulfill his obligations under this Agreement.

7.9. Counterparts: Duplicate copies of this Agreement may be signed, and each copy will be considered an original document, but when taken together, all copies will constitute one Agreement.

7.10. Survival. Neither the expiration nor the termination of the term of Executive’s employment hereunder shall impair the rights or obligations of either party hereto which shall have accrued hereunder prior to such expiration or termination. The provisions of Section 4.6 and Sections 5, 6 and 7 in their entirety, the general release attached as Exhibit A and the rights and obligations of the parties under each of the foregoing, shall survive the expiration or termination of Executive’s employment hereunder.

7.11. Entire Agreement: This Agreement sets forth the entire agreement between the Executive and the Company hereto, and fully supersedes any prior agreements or understandings between the parties, including, without limitation, that certain employment agreement dated May 21, 2008, but shall not supersede (i) the Employee Proprietary Information Agreement together with the invention and non-disclosure agreements contained therein, (ii) any agreements evidencing equity awards granted to the

Executive pursuant to the i2 Technologies 1995 Stock Option/Stock Issuance Plan or the i2 Technologies, Inc. 2001 Non-Officer Stock Option/Stock Issuance Plan (except that the accelerated vesting provisions in this Agreement shall apply to such equity awards), (iii) any applicable arbitration agreement previously executed by the Executive, and (iv) any indemnification agreement previously executed by the Company and the Executive. These enumerated documents or agreements will remain effective, notwithstanding the execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date written above.

Executive	i2 Technologies, Inc.

/s/ Jackson L. Wilson, Jr.	By:	/s/ John Harvey
Jackson L. Wilson, Jr.		John Harvey Senior Vice President, Secretary and General Counsel

Exhibit A

RELEASE

Executive knowingly and voluntarily releases and forever discharges i2 Technologies, Inc. (the “Company”) and its affiliates, subsidiaries, divisions, successors and assigns and the current and former employees, attorneys, officers, directors and agents thereof (collectively referred to throughout this Agreement as “Released Parties”), of and from any and all claims, arising from any act, omission or event that occurred on or before the Effective Date hereof, known and unknown, which the Executive has, has had or may have against any of the Released Parties as of the Effective Date hereof, including, but not limited to, any alleged violation of:

•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974, as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Family and Medical Leave Act;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	Any State or Local Civil Rights laws;

•	Any State or Local wage law;

•	Any other federal, state or local law, statute, regulation or ordinance of any kind whatsoever;

•	Any public policy, contract, tort, or common law claim; and

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.

Notwithstanding anything to the contrary, this Release shall not release any rights to indemnification which the Executive has in his Indemnification Agreement with the Company or under the Company’s Bylaws or Certificate of Incorporation.

By executing this Release, Executive acknowledges that:

A. He has read this Release and fully understands it.

B. He has been given at least twenty-one (21) days to consider signing this Release and has been advised to consult an attorney regarding its provisions.

C. If he has signed this Release less than twenty-one (21) days after receiving it, he has done so knowingly and voluntarily and waives any right that he may have under the Age Discrimination in Employment Act, as amended, to a full twenty-one (21) days to consider the Release and the release contained herein.

D. He understands that he has the right to revoke this Release in writing with respect to any age discrimination claims within seven (7) days of the date he signs it, and that if he revokes the Release, he will not be entitled to any payments from the Company and must return to the Company any payments he has received pursuant to his Employment Agreement.

Executive’s Name:
Effective Date: